Exhibit 23.1

Payne Falkner Smith & Jones, P.C.
Certified Public Accountants

November 8, 2004

Board of Directors
Far East Energy Corporation and Subsidiaries
400 N. Sam Houston Parkway East, Suite 205
Houston, Texas 77060

     RE: Use of Financial Statements in Form S-2 Registration Statement

Dear Board of Directors:

     As independent public accountants for Far East Energy Corporation, a Nevada corporation (the “Company”), we hereby consent to the use of our reports included in the annual report of the Company on Form 10-KSB/A for the year ended December 31, 2003 and the quarterly report of the Company on Form 10-Q/A for the quarter ended June 30, 2004 in the Company’s Form S-2 registration statement.

Sincerely,

/s/ Payne Falkner Smith & Jones

Payne Falkner Smith & Jones